Exhibit 99.1
June 28, 2011
Re: Cole Credit Property Trust II, Inc.
Dear Financial Advisor:
We would like to share with you some highlights and recent developments in Cole Credit Property Trust II, Inc. (CCPT II) from the first half of 2011. Overall, we are very pleased with how CCPT II weathered the financial crisis and its continued strong performance. We are also seeing positive indications that the commercial real estate markets are continuing to recover as we actively explore options to successfully exit the portfolio within the next 12 months. In particular, there appears to be a growing demand in the market for the type of assets that comprise the CCPT II portfolio: high-quality properties net-leased on a long-term basis to industry-leading tenants.
Five of our major tenants, which account for more than 19% of the portfolio’s revenues, have received an upgrade in their credit rating or outlook. A credit upgrade to a tenant not only underscores the quality of Cole’s investment process and underwriting capabilities, but also adds value to the portfolio by lowering its overall credit risk. Historical trends suggest that an increase in the credit rating of a property’s tenant usually equates to a higher market value of the property. The five tenants that have been upgraded by either S&P or Moody’s are:
•	Church’s Chicken - In February 2011, Church’s Chicken received an investment-grade credit rating of its bonds, of ‘BBB’, by S&P. Previously, Church’s Chicken had not been rated. Church’s Chicken is a brand under the parent company of Cajun Global LLC. Church’s Chicken is the second-largest tenant in CCPT II as of March 31, 2011, accounting for 5.5% of the portfolio’s rental income.

•	Alimentation Couche-Tard (Circle K) - In April 2011, S&P upgraded its rating of Alimentation Couche-Tard (Circle K) to an investment-grade credit rating of ‘BBB-’ from ‘BB+’. According to S&P, the upgraded rating reflects Alimentation Couche-Tard’s strong earnings and debt reduction over the last year. Circle K is the fourth-largest tenant in CCPT II, accounting for 4.8% of the portfolio’s rental income as of March 31, 2011.

•	CVS/Caremark - In May 2011, S&P affirmed CVS/Caremark’s ‘BBB+’ rating and changed its outlook to stable from negative. According to S&P, the change reflects expectations that CVS/Caremark’s overall operating results will remain stable due to strong retail operations. CVS is the fifth-largest tenant in CCPT II, accounting for 3.8% of the portfolio’s rental income as of March 31, 2011.

•	Home Depot - In May 2011, Moody’s affirmed Home Depot’s ‘Baa1’ credit rating and upgraded its outlook to positive from stable. According to Moody’s, the upgrade reflects Home Depot’s solid growth in earnings, as measured by EBIT, and commitment to maintaining their leverage ratios. Home Depot is the sixth-largest tenant in CCPT II, accounting for 2.9% of the portfolio’s rental income as of March 31, 2011.

•	Pep Boys - In December 2010, Moody’s upgraded The Pep Boys — Manny, Moe & Jack Inc. to ‘B1’ from ‘B2’, reporting that the auto service company enjoys more business from Americans eager to make their cars run longer, and noting that the rating outlook remained stable. Pep Boys is the 12th largest tenant in CCPT II, accounting for 2.3% of the portfolio’s rental income as of March 31, 2011.
Cole Real Estate Investments • 2575 East Camelback Road, Suite 500 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com

In addition to these tenant upgrades, in March 2011, CCPT II sold two Commercial Mortgage-Backed Securities (CMBS) bonds for proceeds of $20.2 million, resulting in a $7.9 million gain. The bonds were initially purchased in January of 2009. The CMBS investment, including interest payments and bond sales proceeds, resulted in a total return on the original investment of 119%. Not only did this transaction generate a strong cash return, which adds to the overall health of the portfolio, but also illustrates the quality of Cole’s disciplined investment strategy.
Lastly, CCPT II was also able to make some additional high-quality acquisitions at attractive prices in the first half of 2011. Specifically, these acquisitions include the purchase of a freestanding Walgreen’s drugstore in Richmond Hills, Georgia, for approximately $5.6 million, and the purchase of a freestanding CVS drugstore in New Cumberland, Pennsylvania, for approximately $3.1 million.
As the commercial real estate markets continue to rebound, we believe the market cycle we are in favors portfolios like CCPT II, which consist of high-quality, brand name tenants under long-term leases. Additionally, the retail sector in particular is beginning to benefit from the labor market recovery and the associated incremental improvement in consumer confidence. A low interest rate environment continues to support real estate, and the orderly unwinding of the Federal Reserve’s bond purchase program (Quantitative Easing 2/QE2) creates a favorable financing environment for high-quality commercial real estate properties. Given all of these factors, we believe we are moving into a healthy environment for a portfolio exit, and we are evaluating options to take CCPT II full cycle within the next 12 months. Potential exit strategies we are looking at include, but are not limited to, a sale of the portfolio or a listing of the portfolio on a public stock exchange. Maximizing shareholder value is our highest priority, and we are committed to selecting the option, or combination of options, that is in your clients’ best interests.
Thank you for your clients’ investment in CCPT II and your partnership with Cole.
If you have any questions about CCPT II, please call your Cole sales representative at 866-341-2653.
Sincerely,
Marc T. Nemer
Chief Executive Officer
Certain statements in this letter may be considered forward-looking statements that reflect the current views of CCPT II’s management with respect to future events. Forward-looking statements about CCPT II’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. CCPT II does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.
Cole Real Estate Investments • 2575 East Camelback Road, Suite 500 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com